REPUBLIC SERVICES, INC.
Offer To Exchange Its
New 6.086% Notes Due 2035
Which Have Been Registered Under the Securities Act of 1933
For Any And All Of Its Outstanding
6.086% Notes Due 2035
Pursuant to the Prospectus dated                               , 2005
This Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 2005, unless extended by us (such date and time, as they may be extended, the “expiration date”). Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
, 2005
To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      Republic Services, Inc. (the “Corporation”) is offering, upon and subject to the terms and conditions set forth in the Prospectus dated                     , 2005 (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to holders of our outstanding 6.086% Notes Due 2035 (the “old notes”), an opportunity to exchange the old notes (the “Exchange Offer”) into an equal principal amount of new 6.086% Notes Due 2035, which have been registered under the Securities Act of 1933 (the “new notes”).
      New notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
      Assuming we have not previously elected to terminate the Exchange Offer, upon satisfaction or waiver of the conditions set forth in “The Exchange Offer — Conditions” section of the Prospectus, we will exchange any or all of the $275,674,000 aggregate principal amount outstanding of the old notes for new notes.
      We are requesting that you contact your clients for whom you hold old notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold old notes registered in your name or in the name of your nominee, or who hold old notes registered in their own names, we are enclosing the following documents:

1. Prospectus dated , 2005;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A form of letter which may be sent to your clients for whose account you hold old notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

5. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.
      Any old notes that are tendered may be withdrawn at any time prior to the expiration date.
      If holders wish to participate in the Exchange Offer and such holders’ old notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee through The Depository Trust Company (“DTC”), the holder may do so through the automated tender offer program of DTC. By participating in the Exchange Offer, tendering holders will agree to be bound by the Letter of Transmittal that we are providing with the Prospectus as though such holder had signed the Letter of Transmittal.

      We will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Exchange Offer. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of old notes held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes applicable to the exchange of old notes in the Exchange Offer, except as set forth in the Letter of Transmittal.
      Any requests for additional copies of the enclosed materials should be directed to Global Bondholder Services Corporation, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth below. A holder of old notes may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee, for assistance concerning the Exchange Offer.
The Exchange Agent for
the Exchange Offer is:
The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street – 7 East
New York, New York 10286
Facsimile: (212) 298-1915
Telephone: (212) 815-5920

Very truly yours,

REPUBLIC SERVICES, INC.
Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Corporation or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.
Enclosures

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